UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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Mondelēz International, Inc.

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Mondelēz International, Inc. is filing this supplemental disclosure to further clarify the information in our 2019 Proxy Statement regarding the response of the Board of Directors (the “Board”) to the 2018 say-on-pay vote. This supplemental disclosure should be read in conjunction with the disclosure in our Proxy Statement.

As stated in our Proxy Statement, certain of our non-employee directors and certain members of Human Resources, Corporate Governance, Investor Relations and our Sustainability team engaged in an extensive outreach program to shareholders, both to understand their concerns with our 2017 pay decisions and to get their reactions to our response to the 2018 say-on-pay vote and the changes we made to our ongoing compensation programs. In order to promote open conversation and candid feedback, our named executive officers (“NEOs”) did not participate in our meetings with shareholders. We carefully considered the shareholder feedback we received and sought to be responsive.

We reached out to owners of a majority of our outstanding shares. We sought perspective from a broad spectrum of shareholders, regardless of how they may have voted. As already stated in our Proxy Statement, we heard strong support for our ongoing compensation programs. However, shareholders expressed concerns about three isolated actions associated with our CEO succession in 2017:

1.	the substantial make-whole awards for our new CEO,

2.	time-based retention grants to two NEOs and

3.	waiving prorata vesting treatment for the retiring CEO’s outstanding performance share units.

Each of these actions was taken specifically in order to ensure a smooth and successful CEO transition. Nonetheless, shareholders expressed a desire to see an increase in performance-based incentives, and this feedback is important to us. As discussed further in our Proxy Statement, we have a firm belief in the important role performance-based incentives play in driving shareholder value, and our Board has committed to emphasize performance-based instruments in NEO arrangements. More recent awards have done so. For example, our incoming Chief Financial Officer received an off-cycle grant upon promotion that was 100% performance based.

Through this supplemental disclosure we have committed that we will emphasize performance-based recruitment compensation going forward. Likewise, we will emphasize performance-based vesting conditions in any future retention grants.

Further, we have committed that no retiring NEO will receive discretionary retirement vesting of equity that is not required by our retirement policy or other pre-existing contractual commitments in the future.

Our actions demonstrate to shareholders how we will typically structure compensation in the future and are responsive to the feedback received during our recent outreach programs. Since the future is unknowable, the Board does not believe it is in the best interests of shareholders, or consistent with the Board’s fiduciary duty to always act in the best interest of shareholders, to flatly commit to never take, or to always take, certain kinds of actions in the context of executive compensation. The Human Resources and Compensation Committee also took into account that none of the shareholders spoken to asked for, or said they expected the Company to make, such a firm commitment. Note that none of the shareholders we spoke to suggested that any director not be nominated or elected to the Board, as a result of compensation matters or otherwise.

Since the filing of our Proxy Statement, we have continued to engage with our shareholders and have received specific positive feedback indicating that the changes outlined in the Proxy Statement and the enhanced disclosure therein have been helpful, appreciated and responsive to their key concerns. The Board, the Human Resources and Compensation Committee and management will continue to engage with shareholders, review our compensation programs and make updates as appropriate and in the best interests of the Company and shareholders.

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